Exhibit 99.1
Neurogen Corporation

Neurogen Contacts:
Neurogen Corporation
Steve Davis, President and CEO
Tracey Maculaitis, Investor Relations
(203) 488-8201

Neurogen Corporation receives notice from NASDAQ regarding listing of securities.

BRANFORD, Conn.--(BUSINESS WIRE)— Neurogen Corporation (NASDAQ: NRGN) announced today that it received a NASDAQ staff determination letter on December 11, 2009, notifying the company that it has not regained compliance, during a prescribed period, with NASDAQ Listing Rule 5450(a)(1), which requires the stock of listed companies to trade at or above $1.00 per share.

Neurogen has filed for a hearing to appeal the staff’s determination with a NASDAQ Hearings Panel which, under the NASDAQ’s Rule 5800 Series, will stay a potential delisting of the Company’s securities and enable the Company’s common stock to continue trading on the NASDAQ through the appeal process.  Neurogen expects its stock to continue trading on the NASDAQ through the expected closing of its previously announced pending merger into Ligand Pharmaceuticals by the end of this year.

As previously reported, Neurogen was initially notified by NASDAQ on August 26, 2008, that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days. NASDAQ suspended the enforcement of the bid price requirement for all NASDAQ companies from October 16, 2008 through July 31, 2009 and upon reinstatement of the rules, the Company’s period for regaining compliance ran through December 10, 2009.

About Neurogen
Based in Branford, CT., Neurogen Corporation is a drug development company historically focusing on small-molecule drugs to improve the lives of patients suffering from psychiatric and neurological disorders with significant unmet medical need. Neurogen has conducted its drug development independently and, when advantageous, collaborated with world-class pharmaceutical companies to access additional resources and expertise.

Safe Harbor Statement
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements that refer to the Company's intentions to take actions required to regain compliance with the listing standards of The NASDAQ Global Market, the form, timing and effect of any such actions, and the Company's ability to regain compliance. Readers are cautioned that actual events that occur could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual events to differ include, but are not limited to, events and developments affecting the Company's per share stock price that may affect its ability to achieve the minimum bid price requirement, the Company's ability to regain compliance with the minimum bid price listing requirement, the Company's ability to continue to meet the other NASDAQ listing requirements, which could result in the delisting of the Company's common stock even if it achieved compliance with the minimum bid price requirement, the Company's ability to successfully appeal a delisting determination by NASDAQ, and the Company's ability to transfer its listing to The NASDAQ Capital Market. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's annual report on Form 10-K for the year ended December 31, 2007 and Neurogen's quarterly report on Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Neurogen undertakes no obligation to update or revise any forward-looking statements for any reason.

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